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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 21, 2003
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION
(Exact name of registrant as specified in its charter)

New York (State of Incorporation)	1-2360 (Commission File Number)	13-0871985 (IRS Employer Identification No.)
ARMONK, NEW YORK (Address of principal executive offices)		10504 (Zip Code)
914-499-1900 (Registrant's telephone number)

Item 5. Other Events

        The registrant's press release dated February 21, 2003, regarding the acquisition of Rational Software Corp. is Attachment I of this Form 8-K.

        IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 21, 2003

By:	/s/ ROBERT F. WOODS Robert F. Woods Vice President and Controller

        Attachment I

IBM Completes Acquisition of Rational Software

A leading application development tools vendor
joins IBM's software business

        Armonk, N.Y., February 21, 2003—IBM (NYSE:IBM) today announced the completion of its $2.1 billion acquisition of Rational Software Corp. (NASDAQ:RATL). The acquisition, announced on Dec. 6, 2002, was completed before the market opened today.

        Rational provides open, industry standard tools, best practices and services for developing business applications and building software products and systems, including embedded software for devices such as cell phones and medical systems.

        "Rational is an important element of our e-business on demand initiative," said Steve Mills, IBM senior vice president and group executive, IBM Software Group. "Rational's complete, open software development platform can improve the speed, quality and predictability of software projects. It's a perfect complement to our existing four brands—WebSphere, DB2, Lotus and Tivoli."

        Mike Devlin, who previously was Rational's CEO, is the general manager of the new division reporting to Steve Mills.

        The net impact on earnings per share for the first quarter and full-year 2003 is expected to be immaterial. Operating income from Rational and associated benefits would be roughly offset by purchase accounting charges.

        Rational shareholders approved the acquisition on Jan. 22, 2003, and the required worldwide government regulatory approval process has been completed. Rational, with customers in 89 countries and more than 3,400 employees, estimates that more than 600,000 software developers use its software tools. Rational will be integrated into IBM as the fifth brand of IBM Software Group, a $13 billion business in 2002. IDC estimates the market opportunity for application development software will grow from $9 billion in 2002 to $15 billion in 2006.

        Equiserve Trust Company will be the paying agent for the Rational transaction.

About IBM
IBM is the world's largest information technology company, with 80 years of leadership in helping businesses innovate. For more information about IBM, visit
 http://www.ibm.com

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  Item 5. Other Events
SIGNATURE
IBM Completes Acquisition of Rational Software